Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of EQ Health Acquisition Corp. on Form S-1, pursuant to Rule 462(b) 4 under the Securities Act of 1933, as amended, of our report dated October 2, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of EQ Health Acquisition Corp. as of September 23, 2020 and for the period from September 2, 2020 (inception) through September 23, 2020, which report appears in the Prospectus, which is part of the Registration Statement of EQ Health Acquisition Corp. (File No. 333-252080) filed on January 13, 2021.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 28, 2021